EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-139706 on Form S-3, in Registration Statement No. 333-153303 on Form S-8, in Registration Statement No. 333-138426 on Form S-3, in Registration Statement No. 333-163113 on Form S-3, in Registration Statement No. 333-151496 on Form S-3 and in Registration Statement No. 333-169026 on Form S-8, of our reports dated March 16, 2011, relating to the financial statements and financial statement schedule of Cogdell Spencer Inc. and subsidiaries, and the effectiveness of Cogdell Spencer Inc. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Cogdell Spencer Inc. for the year ended December 31, 2010.
/s/ DELOITTE & TOUCHE LLP
McLean, Virginia
March 16, 2011